MOEN AND COMPANY
CHARTERED ACCOUNTANTS

Member:
Canadian Institute of Chartered Accountants
Institute of Chartered Accountants of British Columbia	Securities Commission Building
Institute of Management Accountants (USA) (From 1965)	PO Box 10129, Pacific Centre
Suite 1400 – 701 West Georgia Street
Registered with:	Vancouver, British Columbia
Public Company Accounting Oversight Board (USA) (PCAOB)	Canada V7Y 1C6
Canadian Public Accountability Board (CPAB)	Telephone: (604) 662-8899
Canada - British Columbia Public Practice Licence	Fax: (604) 662-8809
Email: moenca@telus.net

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors of Online Innovation, Inc. (A Delaware Corporation)
(A Development Stage Company)

We have reviewed the accompanying balance sheet of Online Innovation, Inc. (A Delaware Corporation) (A Development Stage Company) as of March 31, 2005, and the related consolidated statements of income, retained earnings (deficit), cash flows and changes in stockholders’ equity for the nine month periods ended March 31, 2005 and March 31, 2004. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, conditions exist which raise substantial doubt about the Company’s ability to continue as a going concern unless it is able to generate sufficient cash flows to meet its obligations and sustain its operations. Management’s plans in regard to these maters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“Moen and Company”
(“Signed”)
Chartered Accountants

Vancouver, British Columbia, Canada
May 12, 2005

“Independent Accountants and Auditors”